Exhibit (d)(3)

Confidential

Strictly Private and Confidential

June 2, 2014

PLX Technology, Inc.

870 W. Maude Avenue

Sunnyvale, CA 94085

Attn: David K. Raun

Re:	Exclusivity Letter Agreement

Ladies and Gentlemen:

Avago Technologies Wireless (U.S.A.) Manufacturing Inc. (“Avago”) has proposed a transaction (the “Proposed Transaction”) whereby Avago would acquire all of the capital stock of PLX Technology, Inc. (“PLX” or the “Company”). We are prepared to work expeditiously in an effort to negotiate the necessary agreements and enter into the Proposed Transaction within a time period that is consistent with our mutual objectives. In consideration for the considerable commitment of time, effort and expense that we have undertaken and may continue to undertake in pursuit of such objectives, and for good and valuable consideration, the receipt of which is hereby acknowledged, the Company agrees that during the period commencing on the date hereof and extending until the earlier of (1) 11:59 pm San Francisco, California time on the twenty-first day following the date first written above (provided, that if as of such twenty-first day, both parties are working in good faith towards the execution of a definitive agreement with respect to the Proposed Transaction, then such period shall be automatically extended until 11:59 pm San Francisco, California time on the twenty-eighth day following the date first written above) and (2) the date of execution of a definitive written agreement between Avago and PLX with respect to the Proposed Transaction (the “Exclusivity Period”), the Company will not, and will cause its subsidiaries and their respective directors, officers, advisors, investment bankers, financial advisors, attorneys, accountants, consultants, agents, employees, affiliates, agents or other representatives (collectively, “Representatives”) not to, directly or indirectly:

(i)	solicit, initiate, invite or knowingly encourage (including by way of furnishing information concerning PLX or its subsidiaries), or take any action to knowingly facilitate the submission of, any inquiries, indications of interest, proposals or offers (whether or not in writing) from any corporation, partnership, limited liability company, person, entity or group, other than Avago or any of its affiliates (each a “Third Party” and collectively, “Third Parties”), regarding an Alternative Proposal (as defined below);

(ii)	furnish or cause to be finished to any Third Party any information concerning PLX or its subsidiaries in connection with or with respect to an Alternative Proposal, or any information about Avago’s proposal (including the identity of Avago, the existence of any prior written communications by Avago or this letter agreement), or the terms of this letter agreement or the other documents submitted by Avago, in each case, whether orally or in writing;

(iii)	engage, continue or participate in, any discussions or negotiations with, or disclose any information relating to PLX, or afford any access to the properties, management, books, records or personnel of PLX or any subsidiary of PLX, to any Third Party, in each case, in connection with or with respect to an Alternative Proposal;

(iv)	execute or enter into any agreement, arrangement, understanding or letter of intent with respect to, or accept, any Alternative Proposal; and/or

(v)	otherwise cooperate in any way with, or assist or participate in, any effort or attempt by a Third Party to do or seek to do any of the foregoing.

The Company agrees to immediately terminate, and to instruct its subsidiaries and its and their Representatives to immediately terminate, any activities of a type that would be prohibited by the immediately preceding clauses (i) – (v), including, without limitation, terminating access to any properties, management, books, records, files (including any virtual data room), personnel or other materials previously provided to any Third Party in connection with or with respect to an Alternative Proposal (for the avoidance of doubt, other than Avago and its agents and Representatives) in respect of PLX or any of its subsidiaries. As used herein, “Alternative Proposal” means any inquiry, proposal or offer from any Third Party (for the avoidance of doubt, other than Avago or any of its affiliates) relating to (a) any merger, consolidation, recapitalization, tender offer, liquidation or other direct or indirect business combination involving PLX or any of its subsidiaries, (b) any acquisition of, share exchange or exchange offer with respect to or other similar transaction involving, the capital stock of PLX or any of its subsidiaries, including any such transaction or series of related transactions (other than (A) any redemption or repurchase in connection with the termination of an employee or service provider of PLX or its subsidiaries and (B) issuances of common stock of PLX to service providers with respect to the exercise or settlement of equity awards) or (c) any acquisition, lease, license, purchase or other disposition of a substantial portion of the business or assets of PLX or any of its subsidiaries (other than in the ordinary course of business consistent with past practice). To the extent the Company is not prohibited from doing so by a confidentiality agreement or other contractual obligation in effect as of the date hereof, the Company agrees to promptly (and in no event, later than 24 hours) give notice to Avago of the receipt by the Company of any unsolicited proposal for an Alternative Proposal and furnish to Avago a copy thereof.

No press release or public announcement related to this letter agreement or the Proposed Transaction, or any other announcement or communication to the employees, clients or suppliers of the Company shall be issued or made by the Company without the prior written consent of Avago in its sole discretion. The written approval of Avago is required prior to the Company’s publication or disclosure of the existence or contents of this letter agreement, or the fact that any investigations, discussions or negotiations are taking place concerning a possible transaction related to PLX, including the status thereof. Each party agrees that it shall be liable for any violation of this letter agreement by its directors, officers, advisors, investment bankers, financial advisors, attorneys, accountants, consultants, agents, employees, affiliates, agents or other representatives to same extent as if such violation were committed by such party. The provisions herein may not be amended or terminated except by an instrument in writing signed by the parties thereto.

This letter agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware. Each party unconditionally and irrevocably agrees to submit to the exclusive jurisdiction of the state and federal courts located in the State of Delaware for the purpose of any suit, dispute, controversy or claim arising under or relating to this letter agreement. Each party unconditionally and irrevocably waives any objections which they may have now or in the future to such jurisdiction, including any objections by reason of lack of personal jurisdiction, improper venue or inconvenient forum. Each party hereby represents and warrants to the other that such party has full power and authority to execute and deliver this letter agreement, that the execution and delivery of this letter agreement by such party has been authorized by all requisite corporate, partnership or other action on the part of such party. This letter agreement may be executed in one or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

This letter agreement may not be assigned by operation of law or otherwise without the express prior written consent of the non-assigning party; provided, however, that either party may assign this letter agreement without the consent of the non-assigning party in connection with a merger involving such assigning party or sale of all or substantially all of the assets of such assigning party. This letter agreement shall be binding upon and inure solely to the benefit of the parties hereto, and nothing in this letter agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this letter agreement. This letter agreement may not be amended or modified except by an instrument in writing signed by each of the parties to this letter agreement. The parties hereto agree that (a) irreparable damage would occur in the event any provision of this letter agreement was not performed in accordance with the terms hereof and that monetary damages would not be an adequate remedy for a breach hereof, (b) the parties hereto shall be entitled to injunctive relief and specific performance of the terms hereof, in addition to any other remedy at law or equity and (c) any requirement for the securing or posting of any bond in connection with such remedy is hereby waived.

Nothing in this letter agreement shall be considered to constitute a binding obligation or commitment of either party to proceed with, or consummate, a transaction to acquire PLX, and a legally binding obligation will be created only upon the execution of a definitive agreement and related documents (and no oral contracts will be deemed to exist). Either party shall be free for any reason to withdraw from discussions and not consummate the Proposed Transaction, without any obligation or liability to the other party or to any other person.

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This letter agreement is executed by the undersigned as of the date first set forth above.

Sincerely,

AVAGO TECHNOLOGIES WIRELESS (U.S.A.) MANUFACTURING INC.

By:	/s/ HOCK E. TAN
Name:	Hock E. Tan
Title:	President

Acknowledged and agreed as of the date first written above:

PLX TECHNOLOGY, INC.

By:	/s/ ARTHUR O. WHIPPLE
Name:	Arthur O. Whipple
Title:	CFO